Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Pulmonx Corporation

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

745848101

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 745848101	Schedule 13G	Page 1 of 23

1	Names of Reporting Persons ABG-Pulmonx Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 833,333
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 833,333

9	Aggregate Amount Beneficially Owned by Each Reporting Person 833,333
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person CO

CUSIP No. 745848101	Schedule 13G	Page 2 of 23

1	Names of Reporting Persons Ally Bridge Group Innovation Capital Partners III, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 833,333
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 833,333

9	Aggregate Amount Beneficially Owned by Each Reporting Person 833,333
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person PN

CUSIP No. 745848101	Schedule 13G	Page 3 of 23

1	Names of Reporting Persons ABG Innovation Capital Partners III GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 833,333
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 833,333

9	Aggregate Amount Beneficially Owned by Each Reporting Person 833,333
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person PN

CUSIP No. 745848101	Schedule 13G	Page 4 of 23

1	Names of Reporting Persons ABG Innovation Capital Partners III GP Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 833,333
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 833,333

9	Aggregate Amount Beneficially Owned by Each Reporting Person 833,333
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person CO

CUSIP No. 745848101	Schedule 13G	Page 5 of 23

1	Names of Reporting Persons ABG YY Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 303,030
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 303,030

9	Aggregate Amount Beneficially Owned by Each Reporting Person 303,030
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.8%
12	Type of Reporting Person CO

CUSIP No. 745848101	Schedule 13G	Page 6 of 23

1	Names of Reporting Persons ABG Management Ltd.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 502,152
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 502,152

9	Aggregate Amount Beneficially Owned by Each Reporting Person 502,152
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 1.4%
12	Type of Reporting Person CO

CUSIP No. 745848101	Schedule 13G	Page 7 of 23

1	Names of Reporting Persons ABG WTT- Pulmonx Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 815,019
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 815,019

9	Aggregate Amount Beneficially Owned by Each Reporting Person 815,019
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person CO

CUSIP No. 745848101	Schedule 13G	Page 8 of 23

1	Names of Reporting Persons Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 815,019
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 815,019

9	Aggregate Amount Beneficially Owned by Each Reporting Person 815,019
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person PN

CUSIP No. 745848101	Schedule 13G	Page 9 of 23

1	Names of Reporting Persons ABG-WTT Global Life Science Capital Partners GP, L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 815,019
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 815,019

9	Aggregate Amount Beneficially Owned by Each Reporting Person 815,019
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person PN

CUSIP No. 745848101	Schedule 13G	Page 10 of 23

1	Names of Reporting Persons ABG-WTT Global Life Science Capital Partners GP Limited
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 815,019
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 815,019

9	Aggregate Amount Beneficially Owned by Each Reporting Person 815,019
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 2.3%
12	Type of Reporting Person CO

CUSIP No. 745848101	Schedule 13G	Page 11 of 23

1	Names of Reporting Persons Ally Bridge MedAlpha Master Fund L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 199,122
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 199,122

9	Aggregate Amount Beneficially Owned by Each Reporting Person 199,122
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.6%
12	Type of Reporting Person PN

CUSIP No. 745848101	Schedule 13G	Page 12 of 23

1	Names of Reporting Persons Ally Bridge MedAlpha Management L.P.
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 199,122
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 199,122

9	Aggregate Amount Beneficially Owned by Each Reporting Person 199,122
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.6%
12	Type of Reporting Person PN

CUSIP No. 745848101	Schedule 13G	Page 13 of 23

1	Names of Reporting Persons Ally Bridge MedAlpha Management GP, LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 199,122
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 199,122

9	Aggregate Amount Beneficially Owned by Each Reporting Person 199,122
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.6%
12	Type of Reporting Person OO

CUSIP No. 745848101	Schedule 13G	Page 14 of 23

1	Names of Reporting Persons Ally Bridge Group (NY) LLC
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 199,122
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 199,122

9	Aggregate Amount Beneficially Owned by Each Reporting Person 199,122
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 0.6%
12	Type of Reporting Person OO

CUSIP No. 745848101	Schedule 13G	Page 15 of 23

1	Names of Reporting Persons Fan Yu
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC Use Only
4	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 1,335,485
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,335,485

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,335,485
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 3.7%
12	Type of Reporting Person IN

CUSIP No. 745848101	Schedule 13G	Page 16 of 23

ITEM 1.	(a) Name of Issuer:

Pulmonx Corporation (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

700 Chesapeake Drive, Redwood City, California 94063.

ITEM 2.	(a) Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

ABG-Pulmonx Limited

Ally Bridge Group Innovation Capital Partners III, L.P.

ABG Innovation Capital Partners III GP, L.P.

ABG Innovation Capital Partners III GP Limited

ABG YY Limited

ABG Management Ltd.

ABG WTT- Pulmonx Limited

Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.

ABG-WTT Global Life Science Capital Partners GP, L.P.

ABG-WTT Global Life Science Capital Partners GP Limited

Ally Bridge MedAlpha Master Fund L.P. (“MedAlpha”)

Ally Bridge MedAlpha Management L.P.

Ally Bridge MedAlpha Management GP, LLC

Ally Bridge Group (NY) LLC

Fan Yu

(b)	Address or Principal Business Office:

The principal business address for ABG-Pulmonx Limited, ABG Management Ltd., ABG WTT- Pulmonx Limited, Ally Bridge Group-WTT Global Life Science Capital Partners, L.P., ABG-WTT Global Life Science Capital Partners GP, L.P., ABG-WTT Global Life Science Capital Partners GP Limited, Ally Bridge Group Innovation Capital Partners III, L.P., ABG Innovation Capital Partners III GP, L.P., ABG Innovation Capital Partners III GP Limited and Fan Yu is Unit 3002-3004, 30/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong. The principal business address for ABG YY Limited is 27/F, No. 238 Des Voeux Road Central, Hong Kong. The principal business address for MedAlpha, Ally Bridge MedAlpha Management L.P., Ally Bridge MedAlpha Management GP, LLC and Ally Bridge Group (NY) LLC is 430 Park Avenue, 12th Floor, New York, NY 10022.

CUSIP No. 745848101	Schedule 13G	Page 17 of 23

(c)	Citizenship of each Reporting Person is:

ABG YY Limited and ABG-Pulmonx Limited are entities organized under the laws of the British Virgin Islands.

ABG Innovation Capital Partners III GP Limited, ABG Innovation Capital Partners III GP, L.P., Ally Bridge Group Innovation Capital Partners III, L.P., ABG WTT- Pulmonx Limited, Ally Bridge Group-WTT Global Life Science Capital Partners, L.P., ABG-WTT Global Life Science Capital Partners GP, L.P., ABG-WTT Global Life Science Capital Partners GP Limited, MedAlpha, Ally Bridge MedAlpha Management L.P., Ally Bridge MedAlpha Management GP, LLC and ABG Management Ltd. are entities organized under the laws of the Cayman Islands.

Ally Bridge Group (NY) LLC is an entity organized under the laws of State of Delaware.

Mr. Fan Yu is a citizen of Hong Kong.

(d)	Title of Class of Securities:

Common Stock, par value $0.001 (“Common Stock”).

(e)	CUSIP Number:

745848101

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of December 31, 2020, based upon 35,668,953 shares of Common Stock outstanding as of October 30, 2020 based on the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2020.

CUSIP No. 745848101	Schedule 13G	Page 18 of 23

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
ABG-Pulmonx Limited	833,333	2.3%	0	833,333	0	833,333
Ally Bridge Group Innovation Capital Partners III, L.P.	833,333	2.3%	0	833,333	0	833,333
ABG Innovation Capital Partners III GP, L.P.	833,333	2.3%	0	833,333	0	833,333
ABG Innovation Capital Partners III GP Limited	833,333	2.3%	0	833,333	0	833,333
ABG YY Limited	303,030	0.8%	0	303,030	0	303,030
ABG Management Ltd.	502,152	1.4%	0	502,152	0	502,152
ABG WTT- Pulmonx Limited	815,019	2.3%	0	815,019	0	815,019
Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.	815,019	2.3%	0	815,019	0	815,019
ABG-WTT Global Life Science Capital Partners GP, L.P.	815,019	2.3%	0	815,019	0	815,019
ABG-WTT Global Life Science Capital Partners GP Limited	815,019	2.3%	0	815,019	0	815,019
Ally Bridge MedAlpha Master Fund L.P.	199,122	0.6%	0	199,122	0	199,122
Ally Bridge MedAlpha Management L.P.	199,122	0.6%	0	199,122	0	199,122
Ally Bridge MedAlpha Management GP, LLC	199,122	0.6%	0	199,122	0	199,122
Ally Bridge Group (NY) LLC	199,122	0.6%	0	199,122	0	199,122
Fan Yu	1,335,485	3.7%	0	1,335,485	0	1,335,485

ABG Innovation Capital Partners III GP Limited is the general partner of ABG Innovation Capital Partners III GP, L.P., which is the general partner of Ally Bridge Group Innovation Capital Partners III, L.P., which owns 100% of the ordinary voting shares of ABG-Pulmonx Limited, and may be deemed to beneficially own the Common Stock held by ABG-Pulmonx Limited.

ABG-WTT Global Life Science Capital Partners GP Limited is the general partner of ABG-WTT Global Life Science Capital Partners GP, L.P., which is the general partner of Ally Bridge Group-WTT Global Life Science Capital Partners, L.P., which owns 100% of the equity of ABG WTT- Pulmonx Limited, and may be deemed to beneficially own the Common Stock held by ABG WTT- Pulmonx Limited.

Mr. Fan Yu is the sole shareholder of ABG Management Ltd., which is the sole member of each of Ally Bridge MedAlpha Management GP, LLC and Ally Bridge Group (NY) LLC, and has a contractual right to appoint a director to the board of directors of ABG YY Limited.

Ally Bridge Group (NY) LLC and Ally Bridge MedAlpha Management L.P., acting through its general partner Ally Bridge MedAlpha Management GP, LLC, manage MedAlpha’s investments. As such, each of the foregoing entities and Mr. Fan Yu may be deemed to share beneficial ownership of the shares held of record by MedAlpha.

Mr. Fan Yu is in a position to, directly or indirectly, exercise or share the ultimate voting and disposition control of the Common Stock owned by each of ABG-Pulmonx Limited, ABG YY Limited, and MedAlpha.

CUSIP No. 745848101	Schedule 13G	Page 19 of 23

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

CUSIP No. 745848101	Schedule 13G	Page 20 of 23

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2021

ABG-Pulmonx Limited

By:	/s/ Pang, Andrew Chee On
Name:	Pang, Andrew Chee On
Title:	Director

Ally Bridge Group Innovation Capital Partners III, L.P.
By: ABG Innovation Capital Partners III GP, L.P., its general partner
By: ABG Innovation Capital Partners III GP Limited, its general partner

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

ABG Innovation Capital Partners III GP, L.P.
By: ABG Innovation Capital Partners III GP Limited, its general partner

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

ABG Innovation Capital Partners III GP Limited

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

ABG YY Limited

By:	/s/ Pang, Andrew Chee On
Name:	Pang, Andrew Chee On
Title:	Director

CUSIP No. 745848101	Schedule 13G	Page 21 of 23

ABG Management Ltd.

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

ABG WTT- Pulmonx Limited

By:	/s/ Pang, Andrew Chee On
Name:	Pang, Andrew Chee On
Title:	Director

Ally Bridge Group-WTT Global Life Science Capital Partners, L.P.
By: ABG-WTT Global Life Science Capital Partners GP, L.P., its general partner
By: ABG-WTT Global Life Science Capital Partners GP Limited, its general partner

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

ABG-WTT Global Life Science Capital Partners GP, L.P.
By: ABG-WTT Global Life Science Capital Partners GP Limited, its general partner

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

ABG-WTT Global Life Science Capital Partners GP Limited

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

CUSIP No. 745848101	Schedule 13G	Page 22 of 23

Ally Bridge MedAlpha Master Fund L.P.
By: Ally Bridge MedAlpha General Partner L.P., its general partner
By: Ally Bridge MedAlpha GP, LLC, its general partner

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Manager

Ally Bridge MedAlpha Management L.P.
By: Ally Bridge MedAlpha Management GP, LLC, its general partner
By: ABG Management Ltd., its managing member

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

Ally Bridge MedAlpha Management GP, LLC
By: ABG Management Ltd., its managing member

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

Ally Bridge Group (NY) LLC
By: ABG Management Ltd., its managing member

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

Fan Yu

/s/ Fan Yu

CUSIP No. 745848101	Schedule 13G	Page 23 of 23

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement (incorporated by reference to the Schedule 13G filed by the Reporting Persons on October 13, 2020).